For Immediate Release

Ferro Reports 2011 Fourth-Quarter and Full-Year Results

CLEVELAND, Ohio – February 28, 2012 – Ferro Corporation (NYSE: FOE, the “Company”) today announced net sales of $443 million for the three-month period ended December 31, 2011 compared with net sales of $537 million in the fourth quarter of 2010. The Company recorded a net loss attributable to Ferro Corporation common shareholders of $28.8 million, or $0.33 per diluted share, in the 2011 fourth quarter, compared with net income attributable to Ferro Corporation common shareholders of $1.8 million, or $0.02 per diluted share, in the prior-year quarter. The adjusted net loss attributable to Ferro Corporation common shareholders, excluding special charges, was $6.8 million, or $0.08 per diluted share, compared with adjusted net income attributable to Ferro Corporation common shareholders of $20.4 million, or $0.24 per diluted share, in the fourth quarter of 2010.

“We began 2011 with high expectations following a strong performance in 2010 that was driven by worldwide economic growth and surging demand for solar power. During the year, the anticipated demand for conductive pastes used in solar cells did not materialize, resulting in significant booking reductions by our customers throughout the world, adversely affecting earnings. Our non-solar Electronic Materials businesses performed well in 2011, as did our Color and Glass Performance Materials and Pharmaceuticals businesses. However, improvements in these businesses did not offset the impact of the steep decline in solar paste revenues,” said Chairman, President and Chief Executive Officer James F. Kirsch.

“We responded quickly to the slowing customer demand through appropriate limits on spending, reduced hiring and adjustments in our manufacturing operations. Our focus on working capital resulted in $71 million of cash from operations in the fourth quarter as we continued to manage our business in line with market conditions,” Kirsch noted.

“Looking forward, we will continue making investments designed to fuel future sales growth, including new product development and enhanced customer technical support, as well as investments that will enhance our productivity and manufacturing efficiency.”

2011 Fourth-Quarter Results
Net sales for the three months ended December 31, 2011, were $443 million, a decline of 18 percent from net sales of $537 million in the fourth quarter of 2010. Reduced sales of electronic materials products, including precious metal sales, were the primary driver of the decline in consolidated net sales. Excluding the Electronic Materials segment, sales increased by 2.4 percent. Reduced customer demand for conductive pastes used in solar cell applications and metal powders used in a variety of electronic products resulted in a $103 million decline in sales for the Electronic Materials segment, including a $65 million decline in sales of precious metals due to reduced volume and lower silver prices. Demand for conductive pastes remains weak due to low end-market demand and excess inventory of completed solar power modules, particularly in the European solar market. Sales increased in the Performance Coatings, Polymer Additives, Specialty Plastics and Pharmaceuticals segments compared with the prior-year quarter, while sales declined in the Color and Glass Performance Materials segment.

Gross profit was $75 million, or 16.9 percent of net sales, during the 2011 fourth quarter, compared with $109 million, or 20.3 percent of net sales, during the fourth quarter of 2010. Excluding special charges, gross profit was 19.3 percent of sales excluding precious metals during the quarter, compared with 26.8 percent in the fourth quarter of 2010. The primary driver of the decline in gross profit dollars was the reduced sales volume in our Electronic Materials segment, including conductive pastes sold to manufacturers of solar cells. Electronic materials are among the Company’s highest margin products. During the 2011 fourth quarter, gross profit was reduced by charges of $1.1 million, primarily related to residual costs at closed manufacturing sites that were affected by prior-period restructuring actions. In the fourth quarter of 2010, gross profit was reduced by charges of $4.1 million, primarily as a result of a multi-year settlement of taxes owed on certain raw materials purchases and costs related to manufacturing rationalization activities.

Selling, general and administrative (“SG&A”) expenses were $77 million during the fourth quarter compared with $78 million in the prior-year quarter. SG&A expenses were 17.4 percent of net sales during the quarter, compared with 14.5 percent of net sales in the fourth quarter of 2010. Reduced incentive compensation expenses, lower special charges and lower pension expenses reduced SG&A expenses during the quarter. Offsetting these declines were increased costs related to an initiative to streamline and standardize the Company’s business processes and to improve management information systems tools, increased SG&A expenses at non-U.S. operations resulting from changes in foreign currency exchange rates, and the costs of annual salary adjustments. SG&A expenses during the 2011 fourth quarter included special charges of $0.8 million, primarily related to expenses at sites that were closed during earlier restructuring initiatives. During the fourth quarter of 2010, SG&A expense included $4.6 million in charges, primarily related to manufacturing rationalization activities.

Restructuring and impairment charges were $13.0 million in the fourth quarter of 2011, compared with $19.6 million in the prior-year quarter. The fourth-quarter 2011 total included fixed asset impairment charges of $8.2 million and a $3.9 million impairment of goodwill in the Performance Coatings segment.

Interest expense was $7.2 million during the 2011 fourth quarter, down $0.2 million from the prior-year period as a result of slightly lower average borrowing balances.

Losses on extinguishment of debt were minimal in the 2011 fourth quarter, down from losses of $3.7 million in the 2010 fourth quarter which were related to debt refinancing.

The net loss attributable to Ferro Corporation common shareholders for the 2011 fourth quarter was $28.8 million, or $0.33 per diluted share, compared with net income attributable to Ferro Corporation common shareholders of $1.8 million, or $0.02 per diluted share, in the fourth quarter of 2010. The adjusted net loss attributable to Ferro Corporation common shareholders for the 2011 fourth quarter was $0.08 per diluted share, excluding special charges. A reconciliation of reported results to adjusted results excluding special charges is available in the supplementary financial data included in this press release.

Cash flow from operations was $70.6 million during the fourth quarter of 2011, compared with $18.4 million in the prior-year quarter. The cash flow from operations in the final three months of 2011 was driven by a $62.8 million reduction in working capital.

2011 Full-Year Results

Net sales for the year ended December 31, 2011 increased to $2.2 billion, an increase of 2.6 percent compared with 2010. Sales increased in all segments except Electronic Materials where reduced demand and excess inventories of solar power modules resulted in decreased demand for the Company’s conductive metal pastes. Excluding the Electronic Materials segment, sales increased by 7.5 percent compared with 2010. Sales of precious metals increased, primarily in the first half of the year when demand for conductive pastes was stronger and silver prices were higher. During 2011, changes in product pricing and mix were the primary drivers of increased sales, accounting for 10 percentage points of sales growth. Changes in foreign currency exchange rates contributed an additional 2 percentage points of sales growth. Lower sales volume reduced growth by 9 percentage points.

Net income attributable to Ferro Corporation common shareholders was $31.5 million, or $0.36 per diluted share in 2011, compared with $5.0 million, or $0.06 per diluted share, in 2010. The improvement was driven by significantly lower restructuring and impairment charges, reduced losses on extinguishment of debt and lower interest expense. These profitability improvements were partially offset by reduced gross profit and higher income tax expense.

Adjusted net income attributable to Ferro Corporation common shareholders for 2011, excluding special charges, was $61.8 million, or $0.71 per diluted share. The adjusted earnings exclude special charges of $26.3 million, consisting of $17.0 million of restructuring and impairment charges, and other charges of $9.3 million primarily related to residual costs at closed manufacturing sites that were involved in restructuring initiatives in prior periods. The adjusted net income attributable to Ferro Corporation common shareholders in 2010, excluding special charges, was $93.2 million, or $1.08 per diluted share. The 2010 adjusted net income excluded charges of $125.4 million, consisting of $63.7 million of restructuring and impairment charges, losses on extinguishment of debt of $23.0 million, and other charges of $38.6 million primarily related to manufacturing rationalization, the refinancing of debt and other expense reduction activities.

Gross profit percentage declined to 19.2 percent of net sales during 2011, compared with 21.8 percent of net sales in 2010. The decline was primarily driven by reduced sales of high-margin electronic materials products, particularly conductive pastes used in solar applications. During 2011, gross profit was reduced by special charges of $4.8 million, primarily related to residual costs at manufacturing locations that were closed as a result of prior-period restructuring actions. In 2010, gross profit was reduced by special charges of $9.0 million, primarily the result of a multi-year settlement of taxes owed on certain raw materials and costs associated with manufacturing rationalization activities.

SG&A expenses were nearly unchanged at $294.8 million during 2011. SG&A expenses as a percent of net sales declined to 13.6 percent in 2011, from 14.0 percent during 2010. Reduced incentive compensation, lower special charges and less pension expense contributed to the reduced SG&A expense. These declines were offset by increased spending for an initiative to streamline and standardize business processes and improve management information systems tools, increased SG&A expenses in the Company’s non-U.S. operations resulting from changes in foreign currency exchange rates, and the cost of annual salary adjustments. SG&A during 2011 included special charges of $4.1 million, primarily related to expenses at closed sites that were part of prior-period restructuring actions. During 2010, SG&A expenses included charges of $18.1 million, primarily related to manufacturing rationalization actions, employee severance and corporate development activities.

Restructuring and impairment charges declined to $17.0 million, down from $63.7 million in the prior year. The lower charges reflected the reduction in restructuring activities as the Company completes the final actions related to its multi-year manufacturing rationalization efforts. Included in the 2011 restructuring and impairment charges were fixed asset impairment charges of $8.2 million and a $3.9 million impairment of goodwill in the Performance Coatings segment.

Interest expense declined to $28.4 million in 2011, a reduction of $16.2 million compared with 2010. The reduction was driven by lower average borrowing levels, reduced average interest rates on borrowings and reduced amortization of debt issuance costs. Interest expense in 2010 included a $2.3 million write-off of debt issuance costs related to prepayments of the Company’s term loans.

Losses on extinguishment of debt were minimal in 2011, down from $23.0 million in 2010. The 2010 losses included a write-off of unamortized fees and the difference between the carrying value and the fair value of the portion of the Company’s 6.5% Convertible Senior Notes purchased during 2010. The purchases were made as a result of a tender offer and subsequent purchases of the notes. The losses on extinguishment also included a write-off of unamortized fees associated with the Company’s previous credit facility.

Total debt on December 31, 2011 was $309 million compared with $295 million at the end of 2010. Cash flow from operations was $53.2 million during 2011 driven by net income, depreciation and amortization, and the elimination of precious metal deposits, partially offset by increased working capital requirements.

2012 Outlook

The Company expects 2012 sales, excluding precious metal pass-throughs, to be approximately the same as in 2011, after adjusting for the negative impact of lower forecasted foreign exchange rates. Sales of precious metals are expected to decline due to lower average prices and lower volume. The sales outlook assumes that cautious customer ordering patterns will continue in response to generally lower regional growth forecasts. However, the Company’s sales outlook does not anticipate a broad recessionary environment in any region. Foreign currency exchange rates used to estimate 2012 sales are assumed to be equal to year-end 2011 values, which were lower than the average rates for 2011.

Sales of electronic materials products are expected to be lower in 2012 compared with 2011. Sales of these products are expected to improve during the course of 2012, with most of the improvement expected in the second half of the year. However, the strength and timing of a global recovery in demand for solar pastes remains uncertain.

Adjusted earnings per share are expected to be in the range of $0.40 to $0.65 per diluted share in 2012. The expected reduction of 2012 adjusted earnings compared with the prior-year adjusted earnings is driven by lower income expectations in the Electronic Materials segment. The size of the range is driven primarily by uncertainties related to demand for electronic materials products.

While the Company expects lower segment income from the Electronic Materials segment, total income from all other segments is expected to grow by 10 to 15 percent in 2012.

Non-GAAP Measures

Adjusted earnings per share is equal to income (loss) before taxes, plus restructuring and impairment charges, charges related to debt refinancing and other special charges, adjusted for a normalized tax rate that is consistent with the Company’s expected future effective tax rate excluding discrete items, and divided by the average number of common shares outstanding. The Company’s expected future effective tax rate is lower than the U.S. statutory rate because of expected earnings in foreign jurisdictions with lower tax rates. We believe this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Conference Call

The Company will host a conference call to discuss its 2011 fourth-quarter and full-year financial results, its outlook for general business conditions and its current outlook for 2012 on Wednesday, February 29, 2012, at 10:00 a.m. Eastern time. To participate in the call, dial 800-750-5845 if calling from the United States or Canada, or dial 212-231-2929 if calling from outside North America. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available from noon Eastern time on February 29 through noon Eastern time on March 7. To access the replay, dial 800-633-8284 if calling from the United States or Canada, or dial 402-977-9140 if calling from outside North America. Use the program ID #21579704 to access the audio replay.

The conference call also will be broadcast live over the Internet and will be available for replay through June 30, 2012. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com. A podcast of the conference call will also be available on the Company’s Web site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Mayfield Heights, Ohio, the Company has approximately 5,100 employees globally and reported 2011 sales of $2.2 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical or heavily influenced by consumer spending;

•	uncertainty in the development of the solar energy market;

•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;

•	Ferro’s ability to access capital markets, borrowings, or financial transactions;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	implementation of new business information systems and processes;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;

•	currency conversion rates and economic, social, regulatory, and political conditions around the world;

•	Ferro’s presence in the Asia-Pacific region where it can be difficult to compete lawfully;

•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	Ferro’s ability to successfully introduce new products;

•	sale of products into highly regulated industries;

•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;

•	Ferro’s ability to complete future acquisitions or successfully integrate future acquisitions into our business;

•	the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	competitive factors, including intense price competition;

•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against the Company;

•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;

•	stringent labor and employment laws and relationships with the Company’s employees;

•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;

•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;

•	manufacture and sale of products into the pharmaceutical industry;

•	exposure to lawsuits in the normal course of business;

•	risks and uncertainties associated with intangible assets;

•	Ferro’s borrowing costs could be affected adversely by interest rate increases;

•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;

•	Ferro’s ability to successfully implement and/or administer our restructuring programs and produce the desired results;

•	Ferro may not pay dividends on its common stock in the foreseeable future; and

•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents, and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2011.

# # #

INVESTOR CONTACT:

David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-5488
E-mail: david.longfellow@ferro.com

MEDIA CONTACT:

Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-5401
E-mail: mary.abood@ferro.com

Ferro Corporation and Subsidiaries

Consolidated Statements of Operations

	Three months ended
	December 31,		Twelve months ended
	(Unaudited)		December 31,
(Dollars in thousands, except share
and per share amounts)	2011	2010	2011	2010
Net sales	$442,695	$536,951	$2,155,792	$2,101,865
Cost of sales	367,991	427,846	1,742,605	1,643,200

Gross profit	74,704	109,105	413,187	458,665

Selling, general and administrative expenses	76,906	78,101	294,802	293,736
Restructuring and impairment charges	12,986	19,625	17,030	63,732
Other expense (income):
Interest expense	7,201	7,372	28,409	44,568
Interest earned	(92)	(109)	(285)	(651)
Losses on extinguishment of debt	45	3,670	45	23,001
Foreign currency losses, net	709	1,080	4,758	4,724
Miscellaneous expense, net	2,034	3,291	2,492	5,814

(Loss) income before income taxes	(25,085)	(3,925)	65,936	23,741
Income tax expense (benefit)	3,582	(6,778)	33,569	16,468

Net (loss) income	(28,667)	2,853	32,367	7,273
Less: Net income attributable to noncontrolling interests	157	844	730	1,577

Net (loss) income attributable to Ferro Corporation	(28,824)	2,009	31,637	5,696
Dividends on preferred stock	0	(165)	(165)	(660)

Net (loss) income attributable to Ferro Corporation common shareholders	$(28,824)	$1,844	$31,472	$5,036

(Loss) earnings per share attributable to Ferro Corporation common shareholders:
Basic (loss) earnings per share	$(0.33)	$0.02	$0.37	$0.06
Diluted (loss) earnings per share	(0.33)	0.02	0.36	0.06

Shares outstanding:
Weighted-average basic shares	86,174,555	85,867,752	86,119,380	85,822,887
Weighted-average diluted shares	86,771,135	86,517,511	86,778,335	86,539,924
End-of-period basic shares	86,175,117	85,873,376	86,175,117	85,873,376

Ferro Corporation and Subsidiaries
Segment Net Sales and Segment Income

	Three months ended
	December 31,		Twelve months ended
(Dollars in thousands)	(Unaudited)		December 31,
	2011	2010	2011	2010
Segment Net Sales
Electronic Materials	$84,187	$186,687	$622,977	$675,401
Performance Coatings	149,020	140,477	602,566	555,023
Color and Glass Perf. Materials	89,511	93,959	396,317	382,155
Polymer Additives	74,198	70,921	336,965	302,352
Specialty Plastics	39,283	38,693	172,028	163,058
Pharmaceuticals	6,496	6,214	24,939	23,876

Total Segment Net Sales	$442,695	$536,951	$2,155,792	$2,101,865

Segment Income
Electronic Materials	$612	$35,312	$74,869	$132,585
Performance Coatings	7,526	4,190	37,988	39,416
Color and Glass Perf. Materials	2,538	5,057	32,327	31,514
Polymer Additives	414	4,590	15,221	18,387
Specialty Plastics	2,140	1,773	9,521	11,348
Pharmaceuticals	73	426	3,050	814

Total Segment Income	13,303	51,348	172,976	234,064

Unallocated corporate expenses	15,505	20,344	54,591	69,135
Restructuring and impairment charges	12,986	19,625	17,030	63,732
Interest expense	7,201	7,372	28,409	44,568
Other expense, net	2,696	7,932	7,010	32,888

(Loss) income before income taxes	$(25,085)	$(3,925)	$65,936	$23,741

Ferro Corporation and Subsidiaries
Consolidated Balance Sheets

(Dollars in thousands)	December 31, 2011	December 31, 2010

Assets
Current assets:
Cash and cash equivalents	$22,991	$29,035
Accounts receivable, net	306,775	302,448
Inventories	228,813	202,067
Deposits for precious metals	0	28,086
Deferred income taxes	17,395	24,924
Other receivables	37,839	27,762
Other current assets	17,086	7,432

Total current assets	630,899	621,754

Property, plant and equipment, net	379,336	391,496
Goodwill	215,601	219,716
Amortizable intangible assets, net	11,056	11,869
Deferred income taxes	117,658	121,640
Other non-current assets	86,101	67,880

Total assets	$1,440,651	$1,434,355

Liabilities and Equity
Current liabilities:
Loans payable and current portion of long-term debt	$11,241	$3,580
Accounts payable	214,460	207,770
Accrued payrolls	31,055	49,590
Accrued expenses and other current liabilities	67,878	84,735

Total current liabilities	324,634	345,675

Long-term debt, less current portion	298,082	290,971
Postretirement and pension liabilities	215,732	189,058
Other non-current liabilities	19,709	25,044

Total liabilities	858,157	850,748

Series A convertible preferred stock	0	9,427

Shareholders’ equity	572,262	563,409
Noncontrolling interests	10,232	10,771

Total liabilities and equity	$1,440,651	$1,434,355

Ferro Corporation and Subsidiaries
Consolidated Statements of Cash Flows

	Three months ended
	December 31,		Twelve months ended
(Dollars in thousands)	(Unaudited)		December 31,
	2011	2010	2011	2010
Cash flows from operating activities
Net income (loss)	$(28,667)	$2,853	$32,367	$7,273
Depreciation and amortization	14,970	17,426	63,493	76,936
Other non-cash adjustments, net	36,038	5,924	18,684	29,181
Precious metals deposits	0	(28,086)	28,086	84,348
Accounts receivable	50,289	27,167	(13,444)	(24,697)
Inventories	11,760	7,898	(29,790)	(22,654)
Accounts payable	726	(19,968)	4,715	12,618
Other changes in current assets and liabilities, net	(14,513)	5,196	(50,878)	35,860

Net cash provided by operating activities	70,603	18,410	53,233	198,865

Cash flows from investing activities
Capital expenditures for property, plant and equipment and other long-lived assets	(20,790)	(17,004)	(72,713)	(44,737)
Expenditures for acquisitions, net of cash acquired	0	(6,938)	0	(6,938)
Proceeds from sale of assets and businesses	4,067	4,902	6,441	18,214
Other investing activities	952	0	1,145	139

Net cash used for investing activities	(15,771)	(19,040)	(65,127)	(33,322)

Cash flow from financing activities
Net (repayments) borrowings under loans payable	(46,835)	1,005	8,661	(21,495)
Proceeds from long-term debt	116,660	55,559	646,834	632,299
Principal payments on long-term debt	(122,063)	(55,559)	(639,128)	(392,061)
Extinguishment of debt	(725)	(36,310)	(725)	(362,997)
Debt issue costs	0	612	0	(9,848)
Redemption of convertible preferred stock	0	0	(9,427)	0
Cash dividends paid	0	(165)	(165)	(660)
Other financing activities	34	(1,714)	(146)	(2,502)

Net cash (used for) provided by financing activities	(52,929)	(36,572)	5,904	(157,264)
Effect of exchange rate changes on cash and cash equivalents	(812)	881	(54)	2,249

Increase (decrease) in cash and cash equivalents	1,091	(36,321)	(6,044)	10,528
Cash and cash equivalents at beginning of period	21,900	65,356	29,035	18,507

Cash and cash equivalents at end of period	$22,991	$29,035	$22,991	$29,035

Cash paid during the period for:
Interest	$1,300	$1,590	$25,920	$31,881
Income taxes	1,414	4,656	22,060	20,379

Ferro Corporation and Subsidiaries
Supplemental Information

Reconciliation of Adjusted Earnings to Reported Earnings
for the Three Months Ended December 31 (Unaudited)

	Three months ended December 31, 2011			Three months ended December 31, 2010

(Dollars in thousands, except per share amounts)	As Reported	Adjust- ments	Non- GAAP	As Reported	Adjust- ments	Non- GAAP

Net sales	$442,695		$442,695	$536,951		$536,951
Cost of sales	367,991	$(1,137)	366,854	427,846	$(4,053)	423,793

Gross profit	74,704		75,841	109,105		113,158

Selling, general and administrative expenses	76,906	(760)	76,146	78,101	(4,565)	73,536
Restructuring and impairment charges	12,986	(12,986)	0	19,625	(19,625)	0
Other expense, net	2,696	(397)	2,299	7,932	(9,203)	(1,271)

(Loss) earnings before interest, taxes and noncontrolling interest	(17,884)		(2,604)	3,447		40,893

Interest expense	7,201		7,201	7,372		7,372

Total adjustments		$(15,280)			$(37,446)

(Loss) income before taxes	(25,085)		(9,805)	(3,925)		33,521
Income tax expense (benefit)	3,582			(6,778)
Income tax benefit[1]			(3,138)
Income tax expense[2]						12,068

Net (loss) income	(28,667)		(6,667)	2,853		21,453
Less: Net income attributable to noncontrolling interest	157		157	844		844

Net (loss) income attributable to Ferro	(28,824)		(6,824)	2,009		20,609
Dividends on preferred stock	0		0	(165)		(165)
Net (loss) income attributable to Ferro common shareholders	$(28,824)		$ (6,824)	$ 1,844		$ 20,444

Diluted (loss) earnings per share	$ (0.33)		$ (0.08)	$ 0.02		$ 0.24

1 2011 tax rate of 32%, consistent with the Company’s expectation for future effective tax rates, excluding discrete items. The Company’s expected future effective tax rate is lower than the U.S. statutory rate because of expected earnings in foreign jurisdictions with lower tax rates.

2 2010 tax rate of 36%, consistent with the Company’s 2010 expectation for normalized effective tax rates, excluding discrete items.

It should be noted that adjusted earnings is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The adjusted earnings presented here exclude certain special charges including restructuring and impairment charges, charges related to debt refinancing, and other charges that are not related to production of products for sale. We believe this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Ferro Corporation and Subsidiaries
Supplemental Information

Reconciliation of Adjusted Earnings to Reported Earnings
for the Twelve Months Ended December 31 (Unaudited)

	Twelve months ended December 31, 2011			Twelve months ended December 31, 2010

(Dollars in thousands, except per share amounts)	As Reported	Adjust- ments	Non- GAAP	As Reported	Adjust- ments	Non- GAAP

Net sales	$2,155,792		$2,155,792	$2,101,865		$2,101,865
Cost of sales	1,742,605	$(4,761)	1,737,844	1,643,200	$(8,965)	1,634,235

Gross profit	413,187		417,948	458,665		467,630

Selling, general and administrative expenses	294,802	(4,100)	290,702	293,736	(18,064)	275,672
Restructuring and impairment charges	17,030	(17,030)	0	63,732	(63,732)	0
Other expense, net	7,010	(397)	6,613	32,888	(32,336)	552

Earnings before interest, taxes and noncontrolling interest	94,345		120,633	68,309		191,406

Interest expense	28,409		28,409	44,568	(2,280)	42,288

Total adjustments		$(26,288)			$(125,377)

Income before taxes	65,936		92,224	23,741		149,118
Income tax expense	33,569			16,468
Income tax expense[1]			29,512
Income tax expense[2]						53,682

Net income	32,367		62,712	7,273		95,436
Less: Net income attributable to noncontrolling interest	730		730	1,577		1,577

Net income attributable to Ferro	31,637		61,982	5,696		93,859
Dividends on preferred stock	(165)		(165)	(660)		(660)

Net income attributable to Ferro common shareholders	$ 31,472		$ 61,817	$ 5,036		$ 93,199

Diluted earnings per share	$0.36		$0.71	$0.06		$1.08

1 2011 tax rate of 32%, consistent with the Company’s expectation for future effective tax rates, excluding discrete items. The Company’s expected future effective tax rate is lower than the U.S. statutory rate because of expected earnings in foreign jurisdictions with lower tax rates.

2 2010 tax rate of 36%, consistent with the Company’s 2010 expectation for normalized effective tax rates, excluding discrete items.

It should be noted that adjusted earnings is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The adjusted earnings presented here exclude certain special charges including restructuring and impairment charges, charges related to debt refinancing, and other charges that are not related to production of products for sale. We believe this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Ferro Corporation and Subsidiaries
Supplemental Information

Segment Net Sales Excluding Precious Metals and
Reconciliation of Sales Excluding Precious Metals to Net Sales (Unaudited)

	Three months ended		Twelve months ended
(Dollars in thousands)	December 31,		December 31,
	2011	2010	2011	2010

Electronic Materials	$41,443	$78,621	$257,991	$321,990
Performance Coatings	149,020	140,349	602,566	554,796
Color and Glass Performance Materials	81,718	87,967	362,232	357,359
Polymer Additives	74,198	70,921	336,965	302,352
Specialty Plastics	39,283	38,693	172,028	163,058
Pharmaceuticals	6,496	6,214	24,939	23,876

Total segment net sales excluding precious metals	392,158	422,765	1,756,721	1,723,431
Sales of precious metals	50,537	114,186	399,071	378,434

Total net sales	$442,695	$536,951	$2,155,792	$2,101,865

It should be noted that segment net sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. We believe this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance.